EXHIBIT 99.1
NEWS RELEASE
RANGE EARNS RECORD $111 MILLION IN 2005
FORT WORTH, TEXAS, FEBRUARY 22, 2006...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its 2005 results. Production, revenues, cash flow and earnings all reached record levels. Revenues totaled $536 million, a 67% increase over the prior year. Cash flow from operations before changes in working capital, a non-GAAP measure, increased 74% to $363 million. Net income to common shareholders jumped 199% to $111 million, while diluted earnings per share more than doubled to $0.86. A 22% increase in production coupled with a 37% rise in realized prices drove the results. Range replaced 365% of production during the year at an all-in cost of $1.46 per mcfe. Proved reserves increased 20% to 1.4 Tcfe. All per share data has been adjusted for the three-for-two stock split effected December 2, 2005.
The 2005 results were impacted by $7.4 million of net non-cash derivative gains and a $35.3 non-cash stock compensation expense. In 2004, a $19.2 million non-cash stock compensation expense was offset by a $5.0 million gain on sale of properties. Excluding these non-cash items, 2005 net income would have been $128.5 million ($0.99 per diluted share) while 2004 net income would have been $51.4 million ($0.47 per diluted share). Net income and diluted earnings per share for the year would have increased 150% and 111%, respectively, after adjusting for these items. (See the accompanying table for calculation of these non-GAAP measures.)
Oil and gas revenues for the year totaled $525 million, 66% higher than the prior year due to higher production and realized prices. Production for the year totaled 87.3 Bcfe, comprised of 63.0 Bcf of gas and 4.0 million barrels of oil and liquids. Production rose in each quarter of the year, and averaged 239 Mmcfe per day. The Company has achieved consecutive production increases in each of the past 12 quarters. Wellhead prices, after adjustment for hedging, averaged $6.02 per mcfe. The average gas price rose 36% to $6.03 per mcf, as the average oil price rose 38% to $38.71 a barrel. Hedging decreased average prices by $1.96 per mcfe. Operating expenses per mcfe increased 17% during the year to $0.76, due to higher oilfield costs and higher workover expenses primarily from hurricane damage. Production taxes per mcfe jumped 24% to $0.36 due to higher commodity prices. General and administrative expenses rose 17% to $0.34 per mcfe due to increased personnel, legal expenses and a $725,000 litigation settlement. Exploration costs increased 39% due to higher incremental seismic expenditures of $10.5 million. Interest expense per mcfe increased 38% due to higher debt balances and interest rates. The non-cash stock compensation expense relating to the appreciation of the Company’s stock held in its deferred compensation plan and SARs increased $16.1 million due to a 93% increase in the market price of the stock during the year. On an mcfe basis, depletion, depreciation and amortization increased 1% to $1.46 in 2005.
In the fourth quarter, oil and gas revenues rose 61% to $157 million, due to higher production and realized prices. Production in the quarter rose 16% from the prior-year period, averaging 250 Mmcfe per day, a record high. Realized prices, after hedging, averaged $6.81 per mcfe, a 38% increase. Cash flow from operations before changes in working capital, a non-GAAP measure, increased 67% to a record $110 million. Net income increased 193% to $42.7 million ($0.32 per diluted share). Excluding the non-cash items noted above, earnings for the quarter would have been $41.5 million or $0.31 per diluted share. (See accompanying table for calculation of these non-GAAP measures.)
As previously reported, the Company replaced 365% of production in 2005. Drilling alone replaced 249% of production. Proved reserves at December 31, 2005 totaled 1.4 Tcfe, including 1.1 Tcf of natural gas and 46.9 million barrels of crude oil and liquids. Reserves increased 231 Bcfe or 20% during the year. The percentage of proved undeveloped reserves declined from 37% to 34% at year-end 2005. Independent petroleum consultants reviewed 84%

of the reserves by volume. At year-end, the pretax present value of proved reserves, based on constant prices and costs, discounted at 10% totaled $4.9 billion, a 104% increase for the year. The reserve value was based on year-end benchmark prices of $10.08 per Mmbtu and $61.04 per barrel, compared to $6.18 per Mmbtu and $43.33 a barrel one year earlier. At year-end, reserves were 80% natural gas by volume, and the reserve life index stood at 15 years based on fourth quarter production rates. The Company’s all-in finding and development cost averaged $1.46 per mcfe. Drilling expenditures in 2005 totaled $289.7 million. The capital funded the drilling of 841 (594 net) wells and 114 (97 net) recompletions. The Company has set a 2006 capital budget, excluding acquisitions, of $429 million to fund the drilling of 1,065 gross (789 net) wells and 94 gross (58 net) recompletions. Based on current futures prices, the capital budget is anticipated to be funded with approximately 75% of internal cash flow.
The drilling program continued to achieve positive results during the fourth quarter. The Appalachian division achieved a 100% success rate in the drilling of 173 (113 net) development wells in its various tight sand and coal bed methane properties. Coal bed methane production is running 30% above acquisition economics at the Company’s Nora and Haysi fields in Virginia. By year-end, four vertical wells had been drilled on the Company’s Devonian shale play acreage in Pennsylvania. One of the wells was drilled to 1,000 feet and completed in a shallow tight gas zone. Two of the wells were drilled to a deeper horizon than the shale and successfully tested the deeper horizon. The original shale discovery well was completed in the shale for a peak rate of 800 mcf per day and continues to produce at 200 mcf per day. Based on the encouraging results from the initial shale well, the two deeper wells are in the process of being recompleted to the shale. One rig is drilling in this play and current plans are to drill 10 vertical wells. A second rig recently drilled the first horizontal well in the play and is moving to a second horizontal location. A third horizontal well is also scheduled. To date, the Company has purchased or identified 235,000 acres prospective for shale development in Pennsylvania and Ohio. Also in the Appalachian basin, Range recently announced a joint venture with Fortuna Energy, Inc, a wholly owned subsidiary of Talisman Energy, Inc., to develop deep Trenton Black River targets covering 17,000 acres in southwestern Pennsylvania. The joint venture expects to spud its initial well in the first half of 2006.
In the Texas Panhandle, the Midcontinent division drilled six successful wells during the quarter, with an offset to the Company’s prolific Hunton production planned for the first quarter of 2006. In the deep Anadarko basin, the Company is participating in a 23,000 foot Hunton exploratory test that is expected to reach total depth in March. Four additional wells are planned in this play during 2006. In addition, the Company encountered significant pay in a high-rate Watonga/Chickasha discovery well that has led to the identification of 18 additional drill sites, several of which are scheduled for drilling in 2006.
The Permian division drilled 37 wells during the quarter, increasing production at core properties in West Texas and testing Woodbine, Austin Chalk and Sub-Clarksville targets in East Texas. Notably, one Austin Chalk well was completed and is currently producing at a restrained rate of 9 (2.7 net) Mmcfe per day. In New Mexico, a two-rig program successfully drilled eight wells on our Eunice properties, bringing current production to over 12 Mmcfe per day. The Gulf Coast division reached total depth on one significant well during the fourth quarter. Offshore, the West Cameron 295 #3 encountered 115 feet of gas pay, with first production expected early in the second quarter.
Commenting, John H. Pinkerton, the Company’s President, said, “We are extremely pleased with the 2005 performance. We were able to increase proved reserves by 20% at an all-in cost of $1.46 per mcfe. Our property base at year-end included 1.4 Tcfe of proved reserves having a 15-year reserve life. Importantly, we expanded our multi-year drilling inventory to over 7,700 projects, and several of our emerging plays are gaining real traction. With our drilling program that includes over 1,000 wells, we are anticipating another year of double digit production growth in 2006. Higher production coupled with the rolling off of our low-price hedges will be the drivers to what we believe will be record results again in 2006.”
The Company will host a conference call on Thursday, February 23 at 2:00 p.m. ET to review these results. To participate in the call, please dial 877-207-5526 and ask for the Range Resources 2005 financial results conference call. A replay of the call will be available through March 2 at 800-642-1687. The conference ID for the replay is 5148158.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.

Non-GAAP Financial Measures:
Earnings for 2005 included a $10.9 million mark-to-market gain on certain hedging transactions, derivative ineffective hedging losses of $3.4 million and a non-cash stock compensation expense of $35.3 million. Excluding such items, income before income taxes would have been $205.2 million, a 2.5-fold increase over the prior year. Adjusting for the after-tax effect of these items, the Company’s earnings would have been $128.5 million in 2005 or $1.03 per share ($0.99 per diluted share). If similar items were excluded, 2004 earnings would have been $51.4 million or $0.49 per share ($0.47 per diluted share). In 2004, gains were recognized on sale of properties of $5.0 million, ineffective hedges of $712,000 and $1.1 million amortization of interest rate swaps. In addition in 2004, expenses were recognized for $19.2 million of non-cash stock compensation and $217,000 of securities retirement expenses. (See reconciliation of non-GAAP earnings in the accompanying table.) The Company believes results excluding these items are more comparable to estimates provided by security analysts and, therefore, are useful in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.
Cash flow from operations before changes in working capital as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles net cash provided by operations to Cash flow from operations before changes in working capital as used in this release. On its website, the Company provides additional comparative information on prior periods.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to prospective drilling inventory, future earnings, cash flow, capital expenditures and production growth are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2006-06
Contacts:		Rodney Waller, Senior Vice President
Karen Giles
(817)870-2601
www.rangeresources.com

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004		2005	2004
Revenues
Oil and gas sales	$156,881	$97,208		$525,074	$315,703
Transportation and gathering	661	1,095		2,578	2,202
Mark-to-market derivative gain	10,868	—		10,868	—
Ineffective hedging gain (loss) (a)	(3,029)	1,802		(3,446)	712
Gain (loss) on sale of properties (a)	(128)	3,307		98	5,001
Other (b)	1,215	(1,148)		785	(2,911)

	166,468	102,264	63%	535,957	320,707	67%

Expenses
Direct operating	17,729	13,189		66,632	46,308
Production and ad valorem taxes	10,270	6,122		31,516	20,504
Exploration	9,868	8,837		29,437	21,219
General and administrative	9,405	5,845		29,432	20,634
Non-cash stock compensation (c)	5,789	5,659		35,250	19,176
Interest	10,756	7,639		38,797	23,119
Depletion, depreciation and amortization	34,416	31,973		127,514	102,971

	98,233	79,264	24%	358,578	253,931	41%

Income before income taxes	68,235	23,000	197%	177,379	66,776	166%

Income taxes
Current	740	(157)		1,071	(245)
Deferred	24,813	8,614		65,297	24,790

	25,553	8,457		66,368	24,545

Net income	$42,682	$14,543	193%	$111,011	$42,231	163%

Preferred dividends	—	(2,951)		—	(5,163)

Net income available to common shareholders	$42,682	$11,592	268%	$111,011	$37,068	199%

Net income per common share – basic	$0.33	$0.11	196%	$0.89	$0.40	125%

Net income per common share – diluted	$0.32	$0.11	201%	$0.86	$0.38	127%

Weighted average shares outstanding, as reported
Basic	127,618	104,100	23%	124,130	93,544	33%
Diluted	133,050	108,967	22%	129,126	97,998	32%

(a)	Included in Other revenues in 10-K.

(b)	Includes net income (losses) from IPF of $1,249 and $(163) for three months ended December 31, 2005 and 2004 and $514 and $(1,771) for the twelve months ended December 31, 2005 and 2004.

(c)	Includes non-cash deferred compensation mark-to-market adjustments due to increases in Company’s common stock of $2,680 and $5,659 for the three months ended December 31, 2005 and 2004 and $29,473 and $19,176 for the twelve months ended December 31, 2005 and 2004; and non-cash mark-to-market for SARs of $3,109 and $5,777 based on the difference between the grant price and the stock price at quarter-end for stock appreciation rights granted during the period prorated for vesting for the three and twelve months ended December 31, 2005.

RANGE RESOURCES CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004		2005	2004
Average Daily Production
Oil (bbl)	8,708	7,720	13%	8,305	6,865	21%
Natural gas liquids (bbl)	2,856	2,815	1%	2,772	2,700	3%
Gas (mcf)	180,865	151,636	19%	172,613	138,585	25%
Equivalents (mcfe) (a)	250,250	214,846	16%	239,076	195,972	22%

Prices Realized
Oil (bbl)	$40.38	$30.90	31%	$38.71	$28.04	38%
Natural gas liquids (bbl)	$33.00	$21.95	50%	$27.27	$19.76	38%
Gas (mcf)	$6.96	$4.99	39%	$6.03	$4.45	36%
Equivalents (mcfe) (a)	$6.81	$4.92	38%	$6.02	$4.40	37%

Operating Costs per mcfe
Field expenses	$0.67	$0.65	3%	$0.67	$0.62	8%
Workovers	0.10	0.02	400%	0.09	0.03	200%

Total Operating Costs	$0.77	$0.67	15%	$0.76	$0.65	17%

(a)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.
BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2005	2004
Assets
Current assets	$146,300	$110,026
Current deferred tax asset	61,677	26,310
Oil and gas properties	1,741,182	1,402,359
Transportation and field assets	39,244	37,282
Other	30,582	19,429

	$2,018,985	$1,595,406

Liabilities and Stockholders’ Equity
Current liabilities	$158,493	$109,335
Current asset retirement obligation	3,166	6,822
Current unrealized derivative loss	160,101	61,005

Bank debt	269,200	423,900
Subordinated notes	346,948	196,656

Total long-term debt	616,148	620,556

Deferred taxes	174,817	117,713
Unrealized hedging loss	70,948	10,926
Deferred compensation liability	73,492	38,799
Long-term asset retirement obligation	64,897	63,910

Common stock and retained earnings (deficit)	860,618	619,084
Stock in deferred compensation plan and treasury	(16,568)	(9,443)
Other comprehensive loss	(147,127)	(43,301)

Total stockholders’ equity	696,923	566,340

	$2,018,985	$1,595,406

RANGE RESOURCES CORPORATION
CASH FLOWS FROM OPERATIONS
(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income	$42,682	$14,543	$111,011	$42,231
Adjustments to reconcile net income to net cash provided by operations:
Deferred income tax expense	24,813	8,614	65,297	24,790
Depletion, depreciation and amortization	34,416	31,973	127,514	102,971
Exploration expense	4,541	5,369	7,045	9,493
Mark-to-market derivative (gain)	(10,868)	—	(10,868)	—
Unrealized hedging (gain) loss	3,128	(1,756)	3,505	(1,793)
Adjustment to IPF valuation allowance and allowance for bad debts	—	240	675	1,762
Amortization of deferred issuance costs	401	315	1,662	1,071
(Gain) loss on retirement of securities	—	(5)	—	34
Deferred compensation adjustment	6,978	6,610	37,391	20,667
(Gain) loss on sale of assets and other	(669)	(2,114)	(512)	(3,143)

Changes in working capital:
Accounts receivable	(27,579)	(26,139)	(44,533)	(25,898)
Inventory and other	3,427	3,255	(3,452)	(6,080)
Accounts payable	21,937	24,661	27,472	34,746
Accrued liabilities	135	834	3,538	8,398

Net changes in working capital	(2,080)	2,611	(16,975)	11,166

Net cash provided by operations	$103,342	$66,400	$325,745	$209,249

RECONCILIATION OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net cash provided by operations	$103,342	$66,400	$325,745	$209,249

Net change in working capital	2,080	(2,611)	16,975	(11,166)

Call premium on debt retirement	—	—	—	178

Exploration expense	5,327	3,468	22,392	11,726

Other	(394)	(984)	(1,729)	(1,340)

Cash flow from operations before changes in working capital, non-GAAP measure	$110,355	$66,273	$363,383	$208,647

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Basic:
Weighted average shares outstanding	129,847	106,538	126,339	96,050
Stock held by deferred compensation plan	(2,229)	(2,438)	(2,209)	(2,506)

	127,618	104,100	124,130	93,544

Dilutive:
Weighted average shares outstanding	129,847	106,538	126,339	96,050
Dilutive stock options under treasury method	3,203	2,429	2,787	1,948
	133,050	108,967	129,126	97,998

RANGE RESOURCES CORPORATION
RECONCILATION OF NET INCOME BEFORE INCOME TAXES
AS REPORTED TO NET INCOME BEFORE INCOME TAXES
EXCLUDING CERTAIN NON-CASH ITEMS
(Unaudited, in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2005	2004		2005	2004
As reported	$68,235	$23,000	197%	$177,379	$66,776	166%
Adjustment for certain non-cash items
Gain on sale of properties	128	(3,307)		(98)	(5,001)
Mark-to-market on derivative (gain)	(10,868)	—		(10,868)	—
Ineffective commodity hedging (gain) loss	3,029	(1,802)		3,446	(712)
Amortization of ineffective interest hedges (gain) loss	98	46		58	(1,073)
Deferred compensation adjustment	2,680	5,659		29,473	19,176
Valuation reserve on insurance claim receivable	—	1,168		—	1,968
Call premium	—	—		—	178
Mark to market on SAR’s	3,109	—		5,777	—
Less on retirement of securities	—	—		—	39

As adjusted	66,411	24,764	168%	205,167	81,351	152%

Income taxes, adjusted
Current	740	(157)		1,071	(245)
Deferred	24,160	9,231		75,635	30,147

Net income excluding certain items	$41,511	$15,690	165%	$128,461	$51,449	150%

Non-GAAP earnings per share
Basic	$0.33	$0.12	175%	$1.03	$0.49	110%

Diluted	$0.31	$0.12	158%	$0.99	$0.47	111%

HEDGING POSITION
   As of February 22, 2006
     (Unaudited)

		Gas		Oil
		Volume	Average	Volume	Average
		Hedged	Hedge	Hedged	Hedge
		(MMBtu/d)	Prices	(Bbl/d)	Prices
Calendar 2006	Swaps	10,788	$6.43	400	$35.00
Calendar 2006	Collars	113,363	$6.37-$8.70	6,864	$39.83-$49.05

Calendar 2007	Swaps	7,500	$6.86	—	—
Calendar 2007	Collars	73,500	$6.93-$9.63	4,800	$51.42-$61.87

Calendar 2008	Collars	40,000	$7.81-$11.75	2,500	$53.02-$74.02
Note: Details as to the Company’s hedges are posted on its website and are updated periodically.